Item 77(i) - Terms of New or Amended Securities

ARTICLES SUPPLEMENTARY TO ARTICLES OF
INCORPORATION
In response to Sub-Item 77i(b), Articles Supplementary to Articles of Incorporation, effective as of February 13, 2015, of Lord Abbett Developing Growth Fund, Inc. (the
"Corporation"), a Maryland statutory company, increased the total number of shares of capital stock the Corporation shall have the authority to issue to 1,380,000,000.
The Articles Supplementary to Articles of Incorporation is hereby attached as Item 77Q1(d).